Exhibit 23







                        CONSENT OF INDEPENDENT AUDITORS



As independent public accountants, we consent to the inclusion of our Report on the Financial Statements of National Sorbents, Inc. as of December 31, 2001 and to all references to the firm included in the Form 10-KSB for the period ending December 31, 2001, incorporated by reference in the Form S-8 Registration Statement of National Sorbents, Inc.




Clark Schaefer & Hackett & Co.

Cincinnati, Ohio
October 29, 2002